EXHIBIT 10.18

SUMMARY SHEET OF DIRECTOR FEES AND EXECUTIVE OFFICER COMPENSATION

I. Director Compensation

Effective January 1, 2008, each non-employee member of the Board of Directors (the “Board”), as compensation for their service as directors of The Providence Service Corporation (the “Company”), receives a $60,000 annual stipend, except for the Audit Committee Chair who receives a $90,000 annual stipend, the Lead Director who receives an $85,000 annual stipend, and the Chairs of the Compensation Committee and Nominating and Corporate Governance Committee who each receive $70,000 annual stipends. Payment of the annual stipends is made on a monthly basis following each month of service.

Each non-employee member then serving on the first business day of each January receives 2,000 shares of restricted stock, and a ten year option to purchase 10,000 shares of the Company’s common stock under the Company’s 2006 Long-Term Incentive Plan (“2006 Plan”) with an exercise price equal to the closing market price of the Company’s common stock on the date of grant. All awards vest in three equal installments on the first, second and third anniversaries of the date of grant. Awards that are not fully vested are subject to acceleration upon a change of control as defined in the associated restricted stock agreement and stock option agreement.

II. Executive Compensation

    Base Salaries

The following table sets forth current base salaries of the Company’s CEO and each of the executive officers who were named in the Summary Compensation Table in the Company’s definitive proxy statement filed with the SEC on April 20, 2007 (the “Named Executive Officers”).

Name	Title	Base Salary
Fletcher Jay McCusker	Chief Executive Officer	$575,000
Craig A. Norris	Chief Operating Officer	350,000
Michael N. Deitch	Chief Financial Officer	300,000
Fred D. Furman	Executive Vice President and General Counsel	300,000
Mary J. Shea	Executive Vice President of Program Services	195,000

    Bonuses

Annual Incentive Compensation Plan

Each Named Executive Officer, excluding Mary J. Shea, is eligible to receive a bonus under the Annual Incentive Compensation Plan. The Annual Incentive Compensation Plan is designed as a team bonus and is not triggered unless the Company meets or exceeds its budgeted earnings per share for fiscal 2008 (calculated after giving effect to any bonuses accrued under the Annual Incentive Compensation Plan). Individuals of the bonus team are eligible to receive a cash bonus with a target of 100% of the annual base salary for Mr. McCusker and 75% of the annual base salary for each of Messrs. Norris, Deitch and Furman, if earned, that may be paid annually to each of these executive officers. Twenty per cent of the potential cash bonus is based on individual performance and 80% of the potential cash bonus is based on the achievement of earnings per share measures for the Company which have been established by the Compensation Committee, or EPS. To the extent EPS exceeds EPS budget/target established by our board of directors, the above listed executive officers may earn up to a maximum of 150% of their EPS bonus prorated between the EPS budget/target and 110% of the EPS budget/target. Payment of any cash bonus under this program will be paid only to the extent the EPS budget/target is attained after expensing all compensation.

    Deferred Compensation

Under The Providence Service Corporation Deferred Compensation Plan (“Deferred Compensation Plan”), a select group of management, including the Named Executive Officers, highly compensated employees and independent contractors (“Participant(s)”), may defer up to 100% of their base salary, service and performance based bonuses, commissions or Form 1099 compensation in order to provide for future retirement and other benefits on behalf of the Participants. The Company may make a discretionary credit to a Participant’s deferred compensation account in accordance with the Deferred Compensation Plan. The Company will maintain a deferred compensation account for each Participant where the Participant’s deferral amounts and credits the Company makes will be credited, investment gains or losses will be credited or debited, and subsequent distributions in accordance with the rules and elections in effect from time to time will be debited. Participants will be fully vested immediately in all amounts deferred by the Participant and any discretionary credits made by the Company to the Participant’s deferred compensation account. The Company may make additional other credits to the Participant’s deferred compensation account for which the vesting will be determined at the time of grant. In addition, Participants will be able to select from several fund choices and their deferred compensation account will increase or decrease in value in accordance with the performance of the funds selected. A Participant may receive a distribution from the Deferred Compensation Plan upon a qualifying distribution event such as separation from service, disability, death, in-service or education distribution, change in control or an unforeseeable emergency all as defined in the Deferred Compensation Plan. Distributions from the Deferred Compensation Plan will be made in cash upon a qualifying distribution event under several options and in the manner elected by the Participant. For example, as determined by the Participant, distributions from the Deferred Compensation Plan may be made in a lump sum, annual installments, or a combination of both commencing as soon as possible after (but no later than 60 days after) the distribution date elected for the qualifying distribution event. The Deferred Compensation Plan is intended to be an unfunded plan administered and maintained by the Company primarily for the purpose of providing deferred compensation benefits to Participants.

    Participation in Stock Option Plan and Other Arrangements

The Named Executive Officers are also eligible to:

•	Participate in the Company’s 2006 Long-Term Incentive Plan;

•	Participate in certain group life, health, medical and other non-cash benefits generally available to all salaried employees;

•	Participate in certain health and dental benefits for their family and disability benefits, which are not available to all salaried employees; and

•	Participate in certain health and dental benefits for their family and disability benefits, which are not available to all salaried employees.

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